Exhibit 5.1

Beijing Brussels Century City Hong Kong Jakarta† London Los Angeles Newport Beach	Times Square Tower 7 Times Square New York, New York 10036-6524 telephone (212) 326-2000 facsimile (212) 326-2061 www.omm.com	San Francisco Seoul Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

OUR FILE NUMBER

August 11, 2014

Dealertrack Technologies, Inc.
1111 Marcus Ave., Suite M04
Lake Success, NY 10042

Re:	Registration of Common Stock of Dealertrack Technologies, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Dealertrack Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 of the Company (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on August 11, 2014 under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act, of an indeterminate number of shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company (the “Shares”) for unspecified proceeds.

In our capacity as such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records and documents as we considered appropriate including, without limitation:

(i)	the Registration Statement;

(ii)	a specimen certificate representing the Common Stock;

(iii)	the Fifth Amended and Restated Certificate of Incorporation of the Company, as amended and presently in effect (the “Certificate of Incorporation”);

(iv)	the Amended and Restated Bylaws of the Company, as presently in effect (the “Bylaws”);

† In association with Tumbuan & Partners

Dealertrack Technologies, Inc., August 11, 2014 - Page 2

(v)	the Agreement and Plan of Merger, dated as of December 19, 2013, by and among Dealer Dot Com, Inc., the Company, Derby Merger Corp., the sellers party thereto and Jason Chapnik, solely in his capacity as seller’s representative; and

(vi)	the resolutions of the Board of Directors of the Company (the “Board of Directors”) adopted at a meeting duly held on December 18, 2013 (the “Board Resolutions”) relating to the issuance and sale of the Shares and related matters.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

In connection with the opinion expressed below, we have assumed that, at or prior to the time of delivery of any Shares, (i) the Board of Directors has taken all necessary corporate action to authorize the issuance and sale of the Shares in accordance with the Board Resolutions, and such authorization has not been modified or rescinded, (ii) the effectiveness of the Registration Statement has not been terminated, suspended or rescinded, (iii) an appropriate prospectus supplement with respect to the Shares has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations thereunder and (iv) there has not occurred any change in law affecting the validity or enforceability of the Shares. We have also assumed that the terms of the issuance and sale of the Shares have been duly established in conformity with the Certificate of Incorporation and the Bylaws and that none of the terms of the Shares to be established after the date hereof, nor the issuance and delivery of such Shares, nor the compliance by the Company with the terms of such Shares will violate any applicable law or public policy or result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Shares, when certificates representing the Shares in the form of the specimen certificates examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, and delivered to the purchasers thereof or, in the case of Shares issued in “street name,” the Shares have been entered on the books of the transfer agent and registrar under the names of the nominal owners, the issuance and sale of such Shares will have been duly authorized by all necessary corporate action on the part of the Company, and such Shares will be validly issued, fully paid and nonassessable, provided that the consideration has been paid therefor and is not less than $0.01 per Share.

Dealertrack Technologies, Inc., August 11, 2014 - Page 3

The law covered by this opinion is limited to the present General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement.

Very truly yours,

/s/ O'Melveny & Myers LLP